Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements (Form S-8 No. 333-63278, Form S-8 No. 333-125555, Form S-8 No. 333-147263, and Form S-8 No. 333-175066) pertaining to the Amended and Restated 1997 Incentive and Capital Accumulation Plan of Avatar Holdings Inc.;

(2)	Registration Statement (Form S-8 No. 333-206011) pertaining to the AV Homes, Inc. 2015 Incentive Compensation Plan; and
(3)	Registration Statement (Form S-3 No. 333-187763) of AV Homes, Inc. and related Prospectus for the registration of $200,000,000 in common stock, preferred stock, and debt securities;

of our reports dated April 28, 2014 and March 27, 2015, with respect to the financial statements of Bonterra Builders, LLC, included in the accompanying Current Report (Form 8-K/A) of AV Homes, Inc. dated September 10, 2015.

/s/ Derek K. Atwell, CPA, LLC

Monroe, North Carolina
September 10, 2015